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                        Exhibit 99.1
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                       [CONNING LOGO]




Investor Contact:  Fred M. Schpero
                   or Paul Kopsky, Jr.
                   (314) 444-0715

Media Contact:     David Garino
                   (314) 982-1700

Internet: http://www.conning.com


      CONNING CORPORATION COMMENTS ON ANNOUNCEMENT BY
      -----------------------------------------------
                   GENERAL AMERICAN LIFE
                   ---------------------


     ST. LOUIS, AUGUST 10, 1999 -- Conning Corporation (NASDAQ:CNNG) today reported that its significant client and majority shareholder, General American Life Insurance Company ("General American") announced it has advised the Missouri Department of Insurance of its inability to meet substantial demands for surrenders arising from its funding
agreement business.   General American also reported that it is in
discussions with several potential strategic partners and continues to pursue these discussions and other options.

The announcement by General American indicated that recent developments resulting from a reinsurance and marketing relationship between General American and ARM Financial led to this action. The announcement stated that General American is fully capitalized to meet these obligations, but the unexpected volume of redemptions on certain funding agreements created severe pressure on the company's liquidity position and its ability to convert the funds within the tight time frame mandated.


Conning is the asset manager for General American. These developments related to General American do not involve Conning's day-to-day operations. The developments from the ARM Financial transaction with General American will directly result in a reduction of up to $3.5 billion assets under management for Conning in the third quarter.

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General American continues to be a significant client of the Company and its direct ownership of Conning has not changed as a result of this announcement.

Conning provides asset management services primarily to insurance companies and institutional investors, manages private equity funds investing in insurance and insurance-related companies, and conducts in-depth research on the insurance industry.


     The preceding discussions of expected future results may constitute forward-looking statements. Actual results could differ from expected results due to various factors, including whether final costs exceed estimates, revenue contributions from transactions and acquisitions have been projected accurately, and other factors discussed in company filings with the Securities and Exchange Commission.


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